Exhibit 99.B 11(b)



CONSENT OF INDEPENDENT AUDITORS



     We consent to the use in Post-Effective Amendment No. 12 to Registration Statement No. 33-33479 of Prudential Global Limited Maturity Fund, Inc., Limited Maturity Portfolio of our report dated December 12, 1996, appearing in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the heading "Financial Highlights" in the Prospectus which is also included in such Registration Statement.




Deloitte & Touche LLP
New York, New York
December 18, 1997